Exhibit 4.15


                      Agreement for Share Purchase Between
                                   Ko Ho Group
                                       And
        Hongxin Insurance (Guangzhou) Co., Ltd. and All the Shareholders

This Agreement is entered into this day of March, 2007, between Ko Ho Management Ltd., with an address at Flat A 8/F, Perfect Commercial Building, No. 28, Sharp Street West, Hong Kong (Koho) and Guangzhou Hongxin Insurance Agency Co., of Rm. 132-133 Dezhcng Building, 48 Dezheng Road South, Guangzhou, Guangdong Province, China 510630 ("Hongxin").

WHEREAS, Koho is an investment holding company engaged in management, marketing and payment services. It is co-owned by Oxford Investment Holding Inc. (Oxford) and Invest-Asia (Holding) Limited; and

WHEREAS, Hongxin is an insurance agency selling insurance policies and financial instruments for most major insurance companies in China It is under license issued by China Insurance Supervisory Committee to conduct the relevant business. In addition to established relationship with some major enterprises, Hongxin has established partnership relationship with some major banks in China to provide insurance to their cardholders.

Hongxin intends to expand the services network by established branches in other major cities in Guangdong Province and a telemarketing center to promote further retail business by capitalizing the relationship with the banks.


WHERAS, Ming Wei Ye (Ye) is the major shareholder of Hongxin and has the authority to represent all the shareholders.

NOW, THEREFORE, in consideration of the premises, the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, the parties agree as follows:

     1. Ye agrees to sell Fifty percent (50%) ownership interest in Hongxin to Koho under the condition that Koho shall inject RMB Seven Hundred Fifty Thousand (RMB 750,000) into Hongxin plus 160,000 common shares of Oxford Investments Holdings Inc. (Oxford) to be issued to persons as designated by Hongxin and Yc within 30 days from the signing of this agreement. Koho will inject RMB 300,000 to Hongxin in order to increase its registered capital to RMB 800,000 within fourteen (14) days of the signing of this agreement. The balance of RMB 450,000 shall be injected within thirty (30) days when capital increase is approved by the local authorities.





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     2.   Ye agrees to be responsible for and settle all liabilities,  including but not limited to intangible liabilities, other than those listed in the account statement as provided to and accepted by Koho.

     3. Upon signing of this agreement, Hongxin shall reform the board of directors. Each party shall hold two seats. Ye or its designee shall be appointed as chairman of the board.

     4. The general manager and other senior executives shall be as is under the same prevailing terms and conditions of employment. Future employment of executives shall be subject to Board approval.

     5. Ye shall continue to be responsible for the operations and business of Hongxin, whereas Koho shall provide marketing and strategic assistance to improve and enhance the business. Ye shall submit monthly operating and business progress report to the Board at least once a month.

     6. In the case, operation system is required for setting customer loyalty programs and such operation system is available in house at Oxford, Koho shall cause Oxford to provide such system.

     7. Koho and/or Oxford reserves the rights to dispatch internal audit team to audit the accounts and affairs of Hongxin with or without notice not more than once in a quarter. The expenses shall be borne by the party taking such initiative.

     8. Other than the full time executives at Hongxin, Ye and executive; from Koho shall not draw any salary from Hongxin until the time the board feels fit. Hongxin shall reimburse Ye and Koho, reasonable travel and entertainment expenses incurred for the business of Hongxin, based on submission of expense statement with proper supports.

     9. Yc shall ensure that Hongxin follows and abides by all regulatory, legal and other requirements are followed. Hongxin shall be responsible for the filing of the changes to the appropriate Chinese Government authorities. In the case that Koho, being a company registered in BVI, is not suitable to be a shareholder, Koho will incorporate a new company under the Companies Ordinance of Hong Kong to serve the purpose. It is understood that such incorporation shall take no less than fourteen (14) working days. In the case that foreign corporations and/or foreigners are not allow to hold 50% of an insurance agency company, Ye and Hongxin agree to extend to Koho, the rights to appoint qualified person(s) to hold the Hongxin shares, as nominee, on its behalf.

     10. Ye and Hongxin present executives shall prepare a business plan with business and cash flow projections and agree to performance goals to be submitted to Koho within fourteen days from the signing of this Agreement.



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     11.  The  designated  persons to take up the Oxford  shares  agree that the
          Stock acquired hereunder may be sold or transferred only upon compliance with the o Securities Act of 1933, as amended (the "Act"), and any other applicable securities law, or pursuant to an exemption there tram. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale or issuance of securities, the Sel1er, at the time of any sale and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Stock are being held for investment and not with any present intention to resell the same and without a view to distribution, and the Seller shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Seller acknowledges that the stock certificate representing Stock will be issued with the following restricted securities legend.

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPT ABLE TO THE CORPORATION STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

     12.  Miscellaneous:

          a. This Agreement supersedes all prior agreements between the parties and may not be changed oral1y.

          b. The terms and conditions of the Agreement shall be binding upon the distributees, representatives, successors, and assigns of the respective parties.

          c. This Agreement shall be construed pursuant to the laws of the Republic of China without regard to conflict of law provisions.

          d. This Agreement may be executed in four (4) or more counterparts, each of which shall be deemed to be an original and all of which shall constitute a single instrument, and the signature of any party of any counterpart shall be deemed a signature to any and may be appended to any other counterpart.



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     13.  Entire Agreement/Modification



          This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and no representation; promise, inducement, or statement of intention relating to the transactions contemplated by this Agreement has been made by any party that is not set forth in the Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.




IN WITNESS WHEREOF, the parties have signed this Agreement, this__ day of March 2007.



 Ko Ho Management Ltd.                              Hongxin Insurance Agency
                                                    (Guangzhou) Co., Ltd.




By:_______________________                          By:_________________________
    Michael Donaghy                                 Ming Wci Ye \ Representing
    Director                                        Hongxin and all Shareholders



In the presence of:                                 In the presence of:





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